                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-26013 of BWAY Corporation, Armstrong Containers, Inc., Brockway Standard, Inc., Brockway Standard (Canada), Inc., Brockway Standard (New Jersey), Inc., Brockway Standard (Ohio), Inc., Materials Management, Inc., Milton Can Company, Inc., and Plate Masters, Inc. on Form S-4 of our report dated November 8, 1996 (except for Note 18, which is dated April 11, 1997), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA", "SELECTED HISTORICAL FINANCIAL DATA", and "EXPERTS" in such Prospectus.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Atlanta, Georgia
July 29, 1997